EXHIBIT  16.1


June 13, 2002

Securities and Exchange Commission
450 5th Street,  N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Amended Form 8-K for the event that occurred on May 3, 2002 (the termination of the client-auditor relationship), to be filed by our former client, Shadows Bend Development, Inc.
We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

Clyde Bailey,  P.C.



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